Exhibit 99

Contact:       David W. Sharp

(713) 361-2630

HORIZON OFFSHORE REPORTS THIRD QUARTER EARNINGS

            Houston, Texas (October 30, 2002)— Horizon Offshore, Inc. (NASDAQ: HOFF) today reported net income for the quarter ended September 30, 2002, of $1.8 million, or $0.07 per share-diluted. This compares with net income of $2.8 million, or $0.12 per share-diluted, for the third quarter of 2001. For the third quarter of 2002, the company reported gross profit of $11.6 million, or 17.9 percent, on contract revenues of $65.0 million, compared with gross profit of $7.7 million, or 12.6 percent, on contract revenues of $61.0 million in the third quarter of 2001.

            Horizon also reported net income for the nine months ended September 30, 2002, of $4.8 million, or $0.19 per share-diluted. This compares with net income of $10.8 million, or $0.47 per share-diluted before an extraordinary charge of $0.6 million net of tax for the nine months ended September 30, 2001. Gross profit was $26.2 million or 13.4 percent on contract revenues of $195.4 million for the first nine months of 2002, and gross profit was $30.2 million or 15.2 percent on contract revenues of $198.4 million for the first nine months of 2001.

            Revenues recognized in the third quarter of 2002 and 2001 included $13.0 million and $6.6 million, respectively, from the salvage and installation operations in the Gulf of Mexico. Of the $13.0 million in revenues recognized during the third quarter of 2002, approximately $3.0 million represents values assigned to structures received as partial consideration for salvage services performed. No significant non-cash consideration was received in the third quarter of 2001.

            In Mexico, we completed the EPC64 project, utilizing the Atlantic Horizon and the Lone Star Horizon. The second project completed was the rehabilitation of several pipelines in the Cantarell field, also utilizing the Atlantic Horizon, the Lone Star Horizon, as well as the Pearl Horizon. Horizon also began the KIX project for the construction of a 24-km, 8-inch pipeline and the associated platform piping, which is expected to be completed in December 2002.

            On September 20, 2002, the pipelay barge, Lone Star Horizon, was damaged due to a fire while at anchor off Ciudad Del Carmen, Mexico. Horizon recorded the $2 million deductible related to the insurance claim for the fire as other expense. With the exception of the $2 million deductible, Horizon believes that the insurance coverage will mitigate the economic impact of the fire and does not anticipate any interruption in its current work program. The Lone Star Horizon is undergoing repairs at Bollinger shipyard and is expected to return to service in late November 2002.

            The Brazos Horizon arrived in Nigerian waters on October 1, 2002, and will begin construction on a major portion of Chevron Nigeria Ltd.'s Escravos Offshore Pipeline and Structural Installation two-year program. With our presence in West Africa realized and the Brazos Horizon on location, we are optimistic about opportunities and future business development in West Africa.

            Horizon's offices in Singapore and Indonesia continue to promote and secure projects. P.T. Horizon Offshore Indonesia was awarded a subcontract for the installation and burial of a 20-inch pipeline for TotalFinaElf in Southeast Asia utilizing the Sea Horizon for all aspects of the installation. This project represents a significant milestone as the first pipebury project for the Sea Horizon. This vessel is in high demand in Southeast Asia due to its multi-functionality and has a significant backlog of work for 2003.

            "We made significant strides toward implementing our plan for establishing a worldwide presence during the third quarter and, with our positioning in selected international areas, we continue to increase our presence and grow our market share," said Bill J. Lam, president and chief executive officer. "Horizon's performance has proven our ability to meet challenges and to exceed expectations, and we will continue to build on this solid foundation."

            Horizon and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

            This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are subject to various risks and uncertainties, including, but not limited to, industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

            Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representation by Horizon Offshore or any other person that the projected outcomes can or will be achieved.

COMPARATIVE TABLES FOLLOW:

Horizon Offshore, Inc.

Summary Financial and Operating Data

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
INCOME STATEMENT DATA:	2002	2001	2002	2001

CONTRACT REVENUES	$64,977	$60,965	$195,371	$198,369

COST OF CONTRACT REVENUES	53,335	53,283	169,142	168,179
Gross profit	11,642	7,682	26,229	30,190
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,852	3,022	13,744	10,127
Operating income	5,790	4,660	12,485	20,063
OTHER INCOME (EXPENSE):
Interest expense	(1,074)	(1,317)	(3,057)	(4,375)
Interest income	22	76	75	369
Loss on sale of fixed assets	-	-	-	(22)
Other income (expense)	(2,085)	(360)	(2,515)	(382)
NET INCOME BEFORE INCOME TAXES AND EXTRAORDINARY LOSS	2,653	3,059	6,988	15,653
PROVISION FOR INCOME TAXES	822	307	2,166	4,810

NET INCOME BEFORE EXTRAORDINARY LOSS	1,831	2,752	4,822	10,843
EXTRAORDINARY LOSS, NET OF TAXES OF $306	-	-	-	(568)
NET INCOME	$1,831	$2,752	$4,822	$10,275

EARNINGS PER SHARE – BASIC:
NET INCOME BEFORE EXTRAORDINARY LOSS	$0.07	$0.12	$0.19	$ 0.49
EXTRAORDINARY LOSS	-	-	-	(0.03)
NET INCOME – BASIC	$0.07	$0.12	$0.19	$0.46
EARNINGS PER SHARE – DILUTED:
NET INCOME BEFORE EXTRAORDINARY LOSS	$0.07	$0.12	$0.19	$ 0.47
EXTRAORDINARY LOSS	-	-	-	(0.02)
NET INCOME - DILUTED	$ 0.07	$0.12	$0.19	$ 0.45

SHARES USED IN COMPUTING NET INCOME PER SHARE - BASIC:	26,346,163	23,035,564	25,306,301	22,149,940
DILUTED:	26,347,851	23,351,441	25,624,989	22,947,230
OTHER NON-GAAP FINANCIAL DATA:
EBITDA(1)	$7,905	$7,632	$21,174	$28,929

OTHER FINANCIAL DATA:
DEPRECIATION AND AMORTIZATION	$4,200	$3,332	$11,204	$9,270
CAPITAL EXPENDITURES	$16,756	$24,872	$46,716	$40,005

            (1) Horizon calculates EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss plus extraordinary loss, income taxes, net interest expense, depreciation and amortization. Earnings includes revenues for services for which non cash consideration is received. EBITDA is a supplemental financial measurement we use to evaluate our business.